COMPANY CONTACT:         FOR IMMEDIATE RELEASE
Jeff Magids
Director of Finance & Investor Relations
(281) 874-2700, (888) 991-SBOW

SilverBow Resources Announces Closing of Sundance Acquisition and Updated Outlook

Completed Strategic Acquisition of Sundance Energy
Updated 2022 Production and Capital Guidance
FY22 Oil Production to Increase Over 100% Year-Over-Year
Preliminary 2023 Guidance; Targeting 63,000 Boe/d
Projected 2023 Free Cash Flow Yield of 40%

Houston, TX – July 5, 2022 – SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or “the Company”) announced today that it has closed its previously announced acquisition of substantially all of the oil and gas assets from Sundance Energy, Inc. and certain affiliated entities, (collectively, “Sundance"). Total purchase consideration due to Sundance, subject to customary closing adjustments, was comprised of approximately $225 million in cash and 4.1 million shares of SilverBow’s common stock. The cash portion of the purchase was funded with cash on hand and borrowings under the Company's revolving credit facility. Further, SilverBow updated its outlook to adjust for the recent closings of both the Sundance acquisition and the acquisition of the assets of the oil and gas assets of SandPoint Operating, LLC, a subsidiary of SandPoint Resources, LLC, (collectively, “SandPoint") on May 10, 2022. Additionally, the Company has provided its oil and gas hedged volumes as of the end of the second quarter of 2022.
MANAGEMENT COMMENTS
Sean Woolverton, SilverBow’s Chief Executive Officer, commented, “The successful closing of this acquisition provides a step-change to SilverBow’s production base, drilling inventory and cash flow profile. Our June production rate is set to increase by over 25% to over 58,000 Boe/d by year-end, driven by the combination of acquired production and the increase to our capital program by adding a second rig. Our multi-year growth profile is significant, as we estimate we will grow annual production 30% or more in both 2022 and 2023. Our increased scale is supported by over 600 high-return locations, providing over a decade of drilling inventory at a two-rig pace and operating cash flows that fund our development plan at a re-investment rate of approximately 60%.”
Mr. Woolverton commented further, “Our balanced portfolio strategy provides us with optionality to allocate capital to projects depending upon prevailing commodity prices. With the current high oil and gas price environment, our plan is to dedicate one rig towards liquids development and one rig towards gas development for the near-term. Full year 2022 oil production is expected to increase over 100% year-over-year with nearly 50% of revenue coming from oil by year-end. Looking ahead, our preliminary 2023 outlook forecasts approximately $250 million in free cash flow, representing a 40% free cash flow yield. We expect to track toward 1.0x leverage and below while simultaneously pursuing our growth strategy.”

2022 GUIDANCE
The updated 2022 guidance is provided in the table below and shown comparatively to the SilverBow guidance provided earlier this year when the Company announced its 2022 budget.

Full Year 2022 Guidance

	Prior	Updated
Production Volumes:
Oil (BBL/D)	5,100 - 5,500	7,900 - 8,200
Gas (MMCF/D)	180 - 195	194 - 200
NGL (BBL/D)	4,000 - 4,500	5,100 - 5,400
Total Reported Production (MMCFE/D)	235 - 255	272 - 282
% Gas	77%	71%

Costs & Expenses:
Lease Operating Expenses ($/MCFE)	$0.45 - $0.49	$0.59 - $0.63
Transportation and Processing ($/MCFE)	$0.28 - $0.32	$0.32 - $0.36
Production Taxes (% of Sales)	5.5% - 6.5%	5.5% - 6.5%
Cash G&A ($MM)	$15.0 - $16.5	$16.0 - $17.0
Capital Expenditures ($MM)	$180 - $200	$300 - $330

SilverBow estimates its average daily production for the second quarter of 2022 to be 236 to 238 million cubic feet of gas equivalent (“MMcfe/d”) (~78% gas) which includes 51 days of production from the SandPoint assets. SilverBow expects to exit December producing approximately 350 MMcfe/d, which represents a 25% increase compared to the Company’s average daily production for the month of June.
Effective with the Sundance acquisition, SilverBow is running two drilling rigs. One rig is dedicated to developing the Company’s oily acreage and the other rig is primarily focused on SilverBow’s gas portfolio. The Company’s expects to invest nearly $90 to $110 million in the third quarter of 2022 and deliver total production of 293 to 308 MMcfe/d (68% gas).
SilverBow anticipates 2022 capital expenditures of $300 to $330 million to deliver total production between 272 and 282 MMcfe/d, after incorporating SandPoint beginning in mid-May and Sundance beginning in July.
2023 PRELIMINARY OUTLOOK
The Company’s 2023 production is expected to grow by over 35% year-over-year to an annualized production volume of 63,000 Boe/d which reflects SilverBow’s two-rig development program and a full year of contributions from the acquired assets.
SilverBow expects to generate approximately $250 million of free cash flow in 2023 based on $90 WTI and $4.75 Henry Hub pricing. The Company estimates every $5.00 change in NYMEX oil price would result in a change of $20 million in free cash flow and every $1.00 change in NYMEX natural gas price results in a change of $40 million in estimated free cash flow (assuming no change to 2023 hedge position).

SilverBow’s 2023 projected free cash flow yield is estimated at 40% based on the Company’s market capitalization as of July 1, 2022. SilverBow projects its re-investment rate to be approximately 60%.
LIQUIDITY UPDATE
As of June 30, 2022, the Company had approximately $9 million in cash and $494 million of outstanding borrowings under its Credit Facility. The Company had $275 million of undrawn capacity, after factoring in approximately $6 million in letters of credit, and approximately $9 million in cash, and resulting in approximately $284 million of liquidity.
HEDGING UPDATE
As of June 29, 2022, SilverBow had 69% of total estimated production volumes hedged for the remainder of 2022, using the midpoint of production guidance. The Company's hedge book consists of swaps and collars extending to the fourth quarter of 2024. Additional details are shown below.

Oil Hedge Position

	3Q22	4Q22	1Q23	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24
Swaps:
WTI Volume (BBL/D)	5,747	6,086	3,913	3,435	3,804	4,188	2,000	1,250	1,250	1,250
Price ($/BBL)	$66.32	$74.00	$77.53	$76.65	$72.51	$74.76	$81.35	$81.80	$79.96	$78.36

Collars:
WTI Volume (BBL/D)	1,247	1,188	1,908	1,846	792	785	1,513	363
Ceiling Price ($/BBL)	$72.92	$70.97	$66.00	$64.89	$66.26	$65.13	$65.86	$60.72
Floor Price ($/BBL)	$56.37	$54.23	$47.37	$53.91	$59.27	$58.54	$51.61	$45.00

Three Way Collars:
WTI Volume (BBL/D)	165	144	161	146	104	98	91	85
Ceiling Price ($/BBL)	$62.50	$62.14	$64.55	$64.53	$63.33	$63.35	$67.85	$67.85
Floor Price ($/BBL)	$53.27	$52.94	$55.14	$55.04	$53.41	$53.38	$57.50	$57.50
Subfloor Price ($/BBL)	$42.48	$42.21	$44.24	$44.19	$43.08	$43.08	$45.00	$45.00

Gas Hedge Position

	3Q22	4Q22	1Q23	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24
Swaps:
Henry Hub Volume (MCF/D)	67,470	47,818	12,900	22,593	32,348	42,250	8,198	55,714	55,000	55,000
Price ($/MMBTU)	$3.70	$3.95	$6.11	$4.43	$4.51	$4.71	$4.34	$3.86	$3.94	$4.21

Collars:
Henry Hub Volume (MCF/D)	90,384	99,265	125,199	113,420	109,309	95,272	56,165	1,022	2,152	2,011
Ceiling Price ($/MMBTU)	$3.29	$3.47	$4.98	$3.73	$3.89	$4.35	$5.54	$3.65	$3.33	$3.33
Floor Price ($/MMBTU)	$2.86	$2.90	$3.43	$3.07	$3.24	$3.47	$3.67	$3.15	$2.90	$2.90

Three Way Collars:
Henry Hub Volume (MCF/D)			3,864	3,411	2,534	2,383	2,176	2,066
Ceiling Price ($/MMBTU)			$3.03	$3.01	$2.95	$2.94	$3.37	$3.37
Floor Price ($/MMBTU)			$2.56	$2.54	$2.50	$2.50	$2.50	$2.50
Subfloor Price ($/MMBTU)			$2.06	$2.04	$2.00	$2.00	$2.00	$2.00

INVESTOR PRESENTATION AND OTHER DETAILS
SilverBow has posted a presentation under the “Investor Relations” section of the Company’s website, www.sbow.com. Investors are encouraged to access for additional details and information.
ABOUT SILVERBOW RESOURCES, INC.
SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford Shale and Austin Chalk in South Texas. With over 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which it leverages to assemble high quality drilling inventory while continuously enhancing its operations to maximize returns on capital invested. For more information, please visit www.sbow.com. Information on the Company’s website is not part of this release.
FORWARD-LOOKING STATEMENTS
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management's expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are based on current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this press release, including those regarding our strategy, the benefits of the acquisitions, future operations, guidance and outlook, financial position, well expectations and drilling plans, estimated production levels, expected oil and natural gas pricing, estimated oil and natural gas reserves or the present value thereof, reserve increases, service costs, impacts of inflation, future free cash flow and expected leverage ratio, capital expenditures, budget, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this report, the words “will,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “budgeted,” "guidance," “expect,” “may,” “continue,” “predict,” “potential,” “plan," “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, risks and uncertainties discussed in the Company’s reports filed with the SEC.
All forward-looking statements speak only as of the date of this news release. You should not place undue reliance on these forward-looking statements. The Company’s capital budget, operating plan, service cost outlook and development plans are subject to change at any time. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this release are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. The risk factors and other factors noted herein and in the Company's SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.
All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, except as required by law.